[LETTERHEAD OF CRITICARE SYSTEMS, INC.]

June 24, 1998


Mr. T. Stephen Thompson
President
Immtech International, Inc.
1890 Maple Avenue, Suite 110
Evanston, IL 60201

Dear Steve:

      The purpose of this letter is to set forth the principal terms and conditions which have been approved by Criticare Systems, Inc. Board of Directors of a proposed transaction between Criticare Systems, Inc. or its assignee ("CSI") and Immtech International, Inc. ("Immtech"). Following the execution of this letter by both parties, the parties shall proceed in good faith to prepare the documentation necessary to effectuate the transactions contemplated hereby (such documents, including an exclusive license agreement with an option to purchase the technology, and a supply agreement, are hereinafter referred to as the ("Documents"). The principal terms of the transaction shall be as follows:

Purpose of Transaction. The purpose of the transaction shall be to induce CSI to engage in a reorganization of Immtech involving the conversion of its preferred stock and certain indebtedness to Common Stock of Immtech as outlined in the financing plans by RADE Management Corporation in the May 15, 1998 agreements, "Agreement Between Investors and Immtech on the Investors' one Million dollars Investment in Immtech" and "Exhibit I-Proposal for an Equity Investment in and Public Listing of Immtech."

Form of Transaction. In conjunction with a private financing of $1 million, CSI will (I) convert all the two outstanding Notes (November 10, 1994 and October 10, 1996) and interest (principle amount $679,776) into common stock of Immtech at a price of $2.25 per share; (II) Will convert all its Immtech Preferred Stock into Immtech Common stock at exchange rates of $1.00 for Series A and Series B $1.05 (original price $1.25) and waive any additional antidilution rights; and has the present intention to (III) distribute to its shareholders over a two year period up to 85% of all its holdings in Immtech, with the initial distribution to its shareholders being a minimum of 25% (750,000 shares) of its total Immtech holdings, and CSI agrees to make its best efforts to assist Immtech with the SEC registration (see Additional Terms-second paragraph) of the Immtech stock hold by CSI. Items (I) through (III) above are conditioned upon satisfaction of the following, all of which Immtech agrees to: CSI will receive

Mr. T. Stephen Thompson
June 24, 1998
Page 2


an exclusive license to research, find commercial applications for, and exploit the protein known as "recombinant modified CRP" ("mCRP") for treatment of sepsis, including (I) exclusive rights under all patents relating to the function and uses of mCRP with regard to sepsis; (II) all of Immtech's proprietary information on mCRP, including any records and printed material relating thereto; (III) all information developed by Immtech through its joint venture with Franklin Research Group, Inc., but only to the extent relevant to the manufacture or use of mCRP in treatment of sepsis; (IV) availability of Immtech employees and consultants to conduct research and development of mCRP pursuant to the plan set forth herein and as otherwise may be agreed to between Immtech and CSI.

Additional Terms. Immtech agrees that CSI or its assignee shall be responsible for any and all costs associated with the operations planned during each of Phases I and II, including without limitation the costs of conducting necessary research and clinical studies to permit the sale of mCRP for use in the treatment of sepsis, including salaries, fees, benefits and expenses for its employees, rent and other corporate costs, fees associated with any and all regulatory filings, legal and accounting fees and applications. Immtech will be responsible for all maintenance fees related to patent protection until a financing is completed.

      Immtech further agrees that it will promptly register the shares to be distributed by CSI under either the Securities Act of 1933 or the Securities Exchange Act of 1934, and under any state blue sky laws reasonably requested by CSI, the Immtech shares held by CSI.

Employment of Dr. Potempa. Dr. Potempa shall enter into a three-year consulting agreement with CSI, with an option on the part of CSI to extend the agreement for an additional two-year period. Dr. Potempa shall receive bonuses based upon completion of Phases I and II. The consulting agreement shall contain non-competition and other provisions acceptable to CSI and Dr. Potempa.

Preparation of Documents. CSI shall produce the initial drafts of the Documents, which shall include a provision for financing the sepsis project through Phase
I and II human clinical trials, including a best efforts commitment to raise the initial twelve months of operation funds up to one million dollars within six months after RADE funding. The parties agree to use their best efforts to finalize the Documents within 30 days of the date hereof. Immtech and CSI will, within 10 business days after the date of this letter, negotiate in good faith appropriate benchmarks.

Mr. T. Stephen Thompson
June 24, 1998
Page 3


Board Approval. Prior to execution of the Documents, Immtech and CSI shall have obtained the approval of their respective Board of Directors.

Supply Agreement. CSI shall be entitled as its option to purchase mCRP from Immtech (or if ceded by Immtech to another party from such party) at cost and/or manufacture the molecule itself. In such a case, Immtech will provide all necessary know-how and expertise to enable CSI to manufacture the molecule in commercially viable quantities. Immtech shall reference this commitment in any such license, manufacturing, supply or other agreement affecting this right.

Board of Directors. CSI will have one Board seat out of five. Should the Board member elected by CSI be an outsider, RADE Management Corporation will be consulted before such appointment is made.

CSI or its assignee will utilize its best efforts to raise not less than five hundred thousand dollars to fund the development and commercialization of products using mCRP for the treatment of sepsis. Additional funding specifications are set forth in Section 11 of [ILLEGIBLE], Patent, Know-How and Technology License Agreement" June, 1998; both documents shall be [ILLEGIBLE] together.

      If the foregoing terms and conditions are acceptable to you, please execute a duplicate copy of this letter and return it to the undersigned.

                                   Yours very truly,

                                   CRITICARE SYSTEMS, INC.


                                   By: /s/ Gerhard J. Von der Ruhr
                                       -----------------------------------------
                                           Gerhard J. Von der Ruhr, President


Accepted and agreed to
This 26th day of June, 1998.

IMMTECH INTERNATIONAL, INC.


By: /s/ T. Stephen Thompson
    --------------------------------------
        T. Stephen Thompson, President